Exhibit 10.3

AMENDED AND RESTATED CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Amended and Restated Change in Control and Severance Agreement (this “Agreement”) is entered into by and between David T. Bottoms (the “Executive”), Upwork Inc., a Delaware corporation (the “Company”), and Upwork Global LLC, a California limited liability company and wholly owned subsidiary of the Company (the “Employer”), on August 18, 2025 (the “Effective Date”) and amends and restates that certain Change in Control and Severance Agreement, by and between the Executive and the Company, dated as of May 2, 2025 (the “Prior Agreement”), in its entirety.
RECITALS
WHEREAS, prior to the Effective Date, Executive was employed by the Company and, as of the Effective Date, Executive will be employed by the Employer (the “Employment Change”).
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein, the parties agree to amend and restate the Prior Agreement in its entirety as set forth below to reflect the Employment Change.
1.Term of Agreement.
Except to the extent renewed as set forth in this Section 1, this Agreement shall terminate the earlier of the third (3rd) anniversary of the Effective Date (the “Expiration Date”) or the date the Executive’s employment with the Employer terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination; provided however, if a definitive agreement relating to a Change in Control has been signed by the Company on or before the Expiration Date, then this Agreement shall remain in effect through the earlier of:
(a)The date the Executive’s employment with the Employer terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination, or
(b)The date each of the Company and the Employer, as applicable, has met all of its obligations under this Agreement following a termination of the Executive’s employment with the Employer due to a Qualifying Termination or CIC Qualifying Termination.
This Agreement shall renew automatically and continue in effect for three (3) year periods measured from the initial Expiration Date and each subsequent Expiration Date, unless the Company or the Employer provides Executive notice of non-renewal at least three (3) months prior to the date on which this Agreement would otherwise renew. For the avoidance of doubt, and notwithstanding anything to the contrary in Section 2 or 3 below, the Company’s or the Employer’s non-renewal of this Agreement shall not constitute a Qualifying Termination or CIC Qualifying Termination, as applicable.
2.Qualifying Termination. If the Executive is subject to a Qualifying Termination, then, subject to Sections 9 and 10 below and Executive’s satisfaction of the Release Conditions, Executive will be entitled to the following benefits:
(a)Severance Benefits. The Employer shall pay the Executive twelve (12) months worth of his or her monthly base salary at the rate in effect at the time of the Separation. The Executive will receive his or her severance payment in a cash lump-sum in accordance with the Employer’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation.
(b)Continued Employee Benefits. If Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Employer shall pay the full amount of Executive’s COBRA premiums on behalf of the

Executive for the Executive’s continued coverage under the Employer’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the same period that the Executive is paid severance benefits pursuant to Section 2(a) following the Executive’s Separation or, if earlier, until Executive is eligible to be covered under Medicare or under another substantially equivalent medical insurance plan by a subsequent employer.
3.CIC Qualifying Termination. If the Executive is subject to a CIC Qualifying Termination, then, subject to Sections 9 and 10 below and Executive’s satisfaction of the Release Conditions, Executive will be entitled to the following benefits:
(a)Severance Payments. The Employer or its successor shall pay the Executive (i) twelve (12) months’ worth of his or her monthly base salary at the rate in effect at the time of the Separation and (ii) the prorated portion of his or her then-current target bonus opportunity for the portion of the current year that Executive served prior to the Separation (calculated based on the number of full months to date in the bonus year multiplied by 1/12 of the annual target bonus opportunity) at the rate in effect at the time of the Separation. Such payment shall be paid in a cash lump sum payment in accordance with the Employer’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation.
(b)Continued Employee Benefits. Continuation of COBRA on the same terms as set forth in Section 2(b) above for the same period that the Executive is paid severance benefits pursuant to Section 3(a)(i) following the Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.
(c)Equity. Each of Executive’s then outstanding Equity Awards shall accelerate and become vested and exercisable as to 100% of the shares subject to the Equity Award. Subject to satisfaction of the Release Conditions, the accelerated vesting described in this Section 3(c) shall be effective as of the Separation. For the avoidance of doubt, each of Executive’s Equity Awards that are outstanding as of the Separation shall remain outstanding through the sixtieth (60th) day following the Separation and in the event the Release Conditions are not satisfied by the sixtieth (60) day following the Separation shall, to the extent unvested, be forfeited in their entirety.
(d)LTIP Awards. Each of Executive’s then outstanding LTIP Awards shall accelerate and become vested as to 100% of the LTIP Awards; following such vesting, payment of the LTIP Awards shall be made in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation.
4.General Release. Any other provision of this Agreement notwithstanding, Executive is only eligible for the benefits under Section 2 and 3 if the Executive (i) has executed a general release of all known and unknown claims that he or she may then have against the Company and Employer or persons affiliated with the Company and the Employer and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The release must be in the form prescribed by the Company or the Employer, without alterations (this document effecting the foregoing, the “Release”). The Company or Employer will deliver the form of Release to the Executive within ten (10) days after the Executive’s Separation. The Executive must execute and return the Release within the time period specified in the form.
5.Accrued Compensation and Benefits. Notwithstanding anything to the contrary in Section 2 and Section 3 above, in connection with any termination of employment (whether or not a Qualifying Termination or CIC Qualifying Termination), the Employer shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay, if applicable, and unreimbursed documented business expenses incurred by Executive through and including the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Employer plan or policy. In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Employer, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Executive is entitled shall be paid to the Executive in cash as soon as administratively practicable after the termination and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Executive in which the termination occurs or at such earlier time as may be required by Section 10 below or to such lesser extent as may be mandated by Section 9 below. Any Accrued Benefits to which the Executive is entitled shall be paid to the Executive as provided in the relevant plans and arrangements.
6.Covenants.
(a)Invention Assignment and Confidentiality Agreement. The Executive agrees and acknowledges that the Executive is bound by the Employee Invention Assignment and Confidentiality Agreement entered into by and between the Executive and the Company, including but not limited to the Executive’s confidentiality, non-competition and non-solicitation obligations thereunder.
(b)Non-Disparagement. The Executive further agrees that, following his or her Separation, he or she shall not in any way or by any means disparage the Company or any affiliated entity, including the Employer, or their respective directors, managers, officers or employees.
(c)Nothing in this Section 6 or any other agreement Executive may have with the Company or the Employer prohibits Executive from (i) communicating with Executive’s legal counsel, (ii) filing a charge or complaint with, participating in an investigation or proceeding conducted by, reporting to, cooperating with, or providing information in good faith to law enforcement, self-regulatory organizations, or any federal, state, or local government agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission, and the U.S. National Labor Relations board, with respect to violations of law, without notice to the Company or the Employer, (iii) making any other disclosure that is protected under the whistleblower protections of any law, or (iv) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Executive has reason to believe is unlawful. Additionally, Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state, or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
7.Definitions.
(a)“Board” means the Company’s board of directors.
(b)“Cause” means the Executive’s (i) unauthorized use or disclosure of the Company’s or the Employer’s confidential information or trade secrets, which use or disclosure causes or is reasonably likely to cause material harm to the Company or the Employer, (ii) willful and material failure to comply with the Company’s or the Employer’s written policies or rules of which Executive has been made aware, (iii) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state, (iv) gross negligence or willful misconduct in connection with the performance of Executive’s duties to the Employer, (v) willful and continuing failure to perform assigned duties after receiving written notification of the failure from the Chief Executive Officer or Board, or (vi) failure to cooperate in good faith with a governmental or internal investigation of the Company or the Employer or their respective directors, managers, officers or employees, if the Company or the Employer has requested the Executive’s cooperation. The determination as to whether the Executive has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Executive.  For purposes of this Section 7(b), the term “Company” will be interpreted to include any affiliated entity of the Company, as appropriate.
(c)“Code” means the Internal Revenue Code of 1986, as amended.
(d)“Change in Control” means the occurrence of any of the following events, provided that the transaction (including any series of transactions) also qualifies as a change in control event under U.S. Treasury Regulation 1.409A-3(i)(5):
(i)any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (i) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Change in Control;
(ii)the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
(iii)the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation;
(iv)any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the capital stock of the Company); or
(v)a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (v), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control.
For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
(e)“CIC Qualifying Termination” means a Separation (A) within twelve (12) months following a Change in Control or (B) within three (3) months preceding a Change in Control (but as to part (B), only if the Separation occurs after a Potential Change in Control) resulting, in either case (A) or (B), from (i) the Employer terminating the Executive’s employment for any reason other than Cause or (ii) the Executive resigning his or her employment for Good Reason. A termination or resignation due to the Executive’s death or disability shall not constitute a CIC Qualifying Termination. A “Potential Change in Control” means the date of execution of a legally binding and definitive agreement for a corporate transaction which, if consummated, would constitute the applicable Change in Control (which for the avoidance of doubt, would include, for example, a merger agreement, but not a term sheet for a merger agreement). In the case of a termination following a Potential Change in Control and before a Change in Control, solely for purposes of benefits under this Agreement, the date of Separation will be deemed the date the Change in Control is consummated.
(f)“Equity Awards” means any and all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights; provided, however, that “Equity Awards” expressly excludes any and all Performance Awards.
(g)“Good Reason” means, without the Executive’s consent, (i) a material reduction in Executive’s title(s), duties, responsibilities or authority, (ii) a material reduction in Executive’s annual base salary or annual target bonus, or (iii) a requirement that Executive relocate Executive’s principal place of work to a location that increases Executive’s one-way commute by more than thirty-five (35) miles from Executive’s then-current work location. For the purpose of clause (i), solely in connection with a Change in Control, a change in responsibility shall not be deemed to occur (A) solely because Executive is part of a larger organization or (B) solely because of a change in title. For the Executive to receive the benefits under this Agreement as a result of a voluntary resignation under this subsection (g), all of the following requirements must be satisfied: (1) the Executive must provide notice to the Company of his or her intent to assert Good Reason within sixty (60) days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii); (2) the Employer will have thirty (30) days (the “Employer Cure Period”) from the date of such notice to remedy the condition and, if it does so, the Executive may withdraw his or her resignation or may resign with no benefits under this Agreement; and (3) any termination of employment under this provision must occur within ten (10) days of the earlier of expiration of the Employer Cure Period or written notice from the Company or the Employer that the Employer will not undertake to cure the condition set forth in subclauses (i) through (iii). Should the Employer remedy the condition as set forth above and then one or more of the conditions arises again, the Executive may assert Good Reason again subject to all of the conditions set forth herein.
(h)“LTIP Awards” means any and all cash-based awards granted to the Executive pursuant to the Company’s 2024 Long-Term Incentive Plan and any successor plan thereto or similar cash-based long-term incentive plans that the Company may adopt in the future.
(i)“Performance Awards” means any and all stock-based awards that vest, in whole or in part, upon satisfaction of performance criteria.
(j)“Release Conditions” mean the following conditions occurring within sixty (60) days following the Separation: (i) the Company and the Employer have received the Executive’s executed Release and (ii) any rescission or revocation period applicable to the Executive’s executed Release has expired without Executive rescinding or revoking the Release.
(k)“Qualifying Termination” means a Separation that is not a CIC Qualifying Termination, but which results from the Employer terminating the Executive’s employment for any reason other than Cause. A termination or resignation due to the Executive’s death or disability shall not constitute a Qualifying Termination.
(l)“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.
8.Successors.
(a)Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company and the Employer would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.
(b)Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
9.Golden Parachute Taxes.
(a)Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii)

but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 10, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in the Payments being $1.00 less than the amount at which any portion of the Payments would be subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company, the Employer, and Executive otherwise agree in writing, any determination required under this Section 9 shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive, the Company, and the Employer for all purposes. For purposes of making the calculations required under this Section 9, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company, the Employer, and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section 9. The Company or the Employer, as applicable, shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section 9. In the event that Section 9(a)(ii)(B) above applies, then based on the information provided to Executive, the Company, and the Employer by Independent Tax Counsel, Executive may, in Executive’s sole discretion and within thirty (30) days of the date on which Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 9(b) hereof shall apply, and the enforcement of Section 9(b) shall be the exclusive remedy to the Company or the Employer, as applicable.
(b)Adjustments. If, notwithstanding any reduction described in Section 9(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company or the Employer, as applicable, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company or the Employer, as applicable, so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the

Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 9(b), Executive shall pay the Excise Tax.
10.Miscellaneous Provisions.
(a)Section 409A. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Employer constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Executive’s Separation; or (ii) the date of Executive’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.
(b)Other Arrangements. This Agreement supersedes any and all cash severance arrangements and vesting acceleration arrangements under any agreement governing Equity Awards, LTIP Awards, severance and salary continuation arrangements, programs and plans which were previously offered by the Company or the Employer to the Executive, including the Prior Agreement which is hereby amended and restated in its entirety as set forth in and superseded by this Agreement and any change in control severance arrangements and vesting acceleration arrangements pursuant to an agreement governing Equity Awards and Executive hereby waives Executive’s rights to such other benefits; provided that, for clarity, this Agreement shall not supersede, and

Executive does not hereby waive his or her rights to, the acceleration of vesting arrangements outside of a termination of employment that may be applicable to any Performance Awards. In no event shall any individual receive cash severance benefits under both this Agreement and any other severance pay or salary continuation program, plan or other arrangement with the Company, the Employer, or their affiliated entities. For the avoidance of doubt, in no event shall Executive receive payment under both Section 2 and Section 3 with respect to Executive’s Separation.
(c)Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive, the Company, and the Employer agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in Santa Clara County, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Notwithstanding the foregoing agreement to resolve disputes in arbitration either party may obtain injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party shall be responsible for the payment of its own attorneys’ fees.
(d)Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Employer or the Company in writing. In the case of the Company and the Employer, mailed notices shall be addressed to the Company’s corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(e)Waiver.
(i)The parties acknowledge and agree that the Employment Change shall not constitute a “Separation” under the Prior Agreement or this Agreement, and shall not be deemed to trigger any payment or benefit entitlement thereunder or hereunder. Executive hereby irrevocably waives any right to any benefits that would otherwise be payable under the Prior Agreement in connection with the Employment Change.
(i)No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive, by the Chief Executive Officer of the Company, and by a duly authorized representative of the Employer other than Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(f)Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
(g)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h)No Retention Rights. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or the Employer or any subsidiary or parent of the Company or of the Employer or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.
(i)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (other than its choice-of-law provisions).
[Signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of each of the Company and the Employer by its duly authorized officer, as of the day and year first above written.

EXECUTIVE	UPWORK INC.
/s/ David T. Bottoms	/s/ Hayden Brown
David T. Bottoms	By:	Hayden Brown
	Title:	President and Chief Executive Officer

UPWORK GLOBAL LLC
/s/ Hayden Brown
	By:	Hayden Brown
	Title:	President and Chief Executive Officer

[Signature page to Amended and Restated Change in Control and Severance Agreement]